Exhibit 99.1

1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS

THOUSAND OAKS, Calif. – April 24, 2013 – Teledyne Technologies Incorporated (NYSE:TDY)

•	All-time record quarterly sales of $569.4 million, an increase of 15.3% over 2012

•	Record first quarter earnings per share of $1.07, an increase of 11.5% over 2012

•	Acquired RESON to complement marine instrumentation

•	Raising full year 2013 earnings outlook to $4.47 to $4.51 per share from $4.42 to $4.46

Teledyne today reported first quarter 2013 sales of $569.4 million, compared with sales of $494.0 million for the first quarter of 2012, an increase of 15.3%. Net income attributable to Teledyne was $40.4 million ($1.07 per diluted share) for the first quarter of 2013, compared with $35.7 million ($0.96 per diluted share) for the first quarter of 2012, an increase of 13.2%.

“We began 2013 with a strong quarter. Quarterly sales were an all-time record and earnings per share increased 11.5% compared to last year,” said Robert Mehrabian, chairman, president and chief executive officer. “In addition, orders exceeded sales by 10%, and quarter-end backlog was also a record at over $1.0 billion. Our commercial and international business continues to grow. For example, instrumentation sales increased approximately 38% over last year and contributed more than half of our profit in the first quarter. Our government businesses, assisted by new programs and recent contract wins, were also relatively stable in the quarter. With the acquisition of RESON, a leading provider of multibeam sonar systems, as well as BlueView and Optech last year, Teledyne offers 3D marine imaging systems for use from aircraft, fixed platforms, surface vessels and AUVs over a wide range of distances and water depths. We now provide our customers one of the most comprehensive portfolios of marine technologies, ranging from connectors and communication devices to sensors, imaging systems and complete underwater vehicles.”

Review of Operations (Comparisons are with the first quarter of 2012, unless noted otherwise.)

Instrumentation
The Instrumentation segment’s first quarter 2013 sales were $221.2 million, compared with $160.6 million, an increase of 37.7%. First quarter 2013 operating profit was $35.0 million, compared with $31.6 million, an increase of 10.8%.

The first quarter 2013 sales increase resulted from higher sales of both marine and electronic test and measurement instrumentation, partially offset by reduced sales of environmental instrumentation. The higher sales of $19.6 million for marine instrumentation reflected increased sales of interconnect systems used in offshore energy production, as well as marine acoustic sensors and autonomous underwater vehicles and also included a total of $11.2 million in revenue from recent acquisitions including the March 1, 2013 acquisition of RESON A/S (“RESON”). Increased sales of $43.4 million for electronic test and measurement instrumentation resulted from the August 2012 acquisition of LeCroy Corporation (“LeCroy”). The decrease in sales of $2.4 million for environmental instrumentation primarily reflected lower sales of laboratory instruments, partially offset by increased sales of air monitoring instrumentation. The increase in operating profit reflected the impact of higher sales, partially offset by $1.3 million in additional intangible asset amortization, $0.4 million in acquisition expenses and $0.2 million in inventory purchase accounting charges related to the acquisitions.

Digital Imaging
The Digital Imaging segment’s first quarter 2013 sales were $102.4 million, compared with $94.2 million, an increase of 8.7%. Operating profit was $5.2 million for the first quarter of 2013, compared with $4.3 million an increase of 20.9%.

The 2013 sales increase included $9.3 million in revenue from the April 2, 2012, acquisition of a majority interest in the parent company of Optech Incorporated (“Optech”) and greater sales of medical imaging and infrared sensors, partially offset by decreased sales of imagers for remote sensing applications. Operating profit in 2013 reflected the impact of higher sales, partially offset by an operating loss of $1.4 million at Optech.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s first quarter 2013 sales were $174.6 million, compared with $164.8 million, an increase of 5.9%. Operating profit was $21.8 million for the first quarter of 2013, compared with $22.9 million, a decrease of 4.8%.

The 2013 sales increase reflected higher sales of $7.1 million from both microwave and interconnect systems collectively, which included $1.0 million in incremental revenue from the acquisition of VariSystems Inc. in February 2012. The sales increase also reflected $1.1 million from avionics products and electronic relays and $1.6 million for electronic manufacturing service products. Operating profit in 2013 decreased and reflected $1.7 million for severance and relocation costs associated with certain electronic manufacturing businesses and $0.8 million in higher net pension expense, partially offset by higher sales and lower LIFO expense of $0.7 million.

Engineered Systems
The Engineered Systems segment’s first quarter 2013 sales were $71.2 million compared with $74.4 million, a decrease of 4.3%. Operating profit was $6.4 million for the first quarter 2013, compared with $6.2 million, an increase of 3.2%.

The first quarter 2013 sales decrease reflected lower energy systems sales of $3.7 million and lower sales of $0.9 million related to turbine engines, partially offset by higher sales of $1.4 million from engineered products and services, including missile defense programs. Operating profit in the first quarter of 2013 reflected the impact of higher margins for engineered products and services, partially offset by lower sales and $1.1 million in higher net pension expense.

Additional Financial Information
Cash Flow
Cash used by operating activities was $56.7 million for the first quarter of 2013, compared with cash used of $19.7 million. The lower cash provided by operating activities in the first quarter of 2013 primarily reflected a voluntary pretax $83.0 million cash contribution to the domestic pension plan, compared with a voluntary pretax $50.0 million cash contribution to the domestic pension plan. Free cash flow (cash provided by operating activities less capital expenditures) was a use of cash of $73.0 million for the first quarter of 2013, compared with a use of cash of $30.3 million and reflected lower cash provided by operating activities, primarily due to the higher pension contribution and higher capital expenditures. On March 1, 2013, the company amended its $550.0 million credit facility to increase the borrowing capacity to $750.0 million and extended the maturity date from February 25, 2016 to March 1, 2018. At March 31, 2013, total debt was $698.7 million, which included $219.4 million drawn on the $750.0 million credit facility, $250.0 million in senior notes, $200.0 million in term loans, $16.1 million in other debt and $13.2 million in capital lease obligations. Cash and cash equivalents were $49.0 million at March 31, 2013. The company received $4.8 million from the exercise of employee stock options in the first quarter of 2013, compared with $7.7 million. Capital expenditures for the first quarter of 2013 were $16.3 million, compared with $10.6 million. Depreciation and amortization expense for the first quarter of 2013 was $21.9 million, compared with $16.8 million.

On March 1, 2013, a subsidiary of Teledyne acquired RESON for $69.7 million, net of cash acquired. Teledyne funded the purchase from borrowings under its credit facility.

Free Cash Flow(a)	First Quarter
(in millions, brackets indicate use of funds)	2013	2012
Cash used by operating activities	$(56.7)	$(19.7)
Capital expenditures for property, plant and equipment	(16.3)	(10.6)
Free cash flow (net cash used)	(73.0)	(30.3)
Pension contributions, net of tax (b)	51.4	32.5
Adjusted free cash flow (net cash used)	$(21.6)	$2.2
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions.

(b) The domestic pension cash contributions were voluntary.

Pension
Pension expense was $4.3 million for the first quarter of 2013 compared with $1.7 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards was $3.6 million for the first quarter of 2013 compared with $3.2 million. The increase in pension expense primarily reflected the impact of using a 4.4% discount rate to determine the benefit obligation for the domestic plan in 2013 compared with a 5.5% discount rate used in 2012.

Income Taxes
The effective tax rate for the first quarter of 2013 was 24.9% compared with 30.3%. The decrease reflected $2.7 million in net tax benefits in the first quarter of 2013 compared with $1.1 million. The net tax benefits in 2013 primarily relate to research and development tax credits and the Subpart F controlled foreign corporation look-through exception for 2012, made retroactively by the American Taxpayer Relief Act of 2012 signed into law on January 2, 2013. Excluding the net tax benefits in both periods, the effective tax rates would have been 30.0% in the first quarter of 2013 and 32.5% in the first quarter of 2012.

Stock Option Compensation Expense
For the first quarter of 2013, the company recorded a total of $1.8 million in stock option expense, of which $0.5 million was recorded as corporate expense and $1.3 million was recorded in the operating segment results. For the first quarter of 2012, the company recorded a total of $1.5 million in stock option expense, of which $0.4 million was recorded as corporate expense and $1.1 million was recorded in the operating segment results.

Other
Interest expense, net of interest income, was $5.4 million for the first quarter of 2013, compared with $4.0 million, and reflected higher debt levels. Corporate expense was $9.5 million for the first quarter of 2013, compared with $9.5 million. Other expense was $0.5 million for the first quarter of 2013, compared with expense of $0.4 million.

Outlook
Based on its current outlook, the company’s management believes that second quarter 2013 earnings per diluted share, including acquisition related expenses, will be in the range of approximately $1.03 to $1.06. The full year 2013 earnings per diluted share outlook, including acquisition related expenses, is expected to be in the range of approximately $4.47 to $4.51, an increase from the prior outlook of $4.42 to $4.46.

For the second quarter and full year outlook, the company expects additional severance and relocation costs associated with certain electronic manufacturing services businesses. The company's effective tax rate for 2013 is expected to be 30.0%, excluding retroactive adjustments.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, severance and relocation costs, taxes, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; and cuts to defense spending resulting from future deficit reduction measures and including potential automatic cuts to defense spending that have been triggered by the Budget Control Act of 2011. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could negatively affect the company’s businesses that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.

Changes in the policies of U.S. and foreign governments could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates.

While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.

While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.

Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2012 Annual Report on Form 10-K. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

A live webcast of Teledyne’s first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, April 24, 2013. To access the call, go to www.earnings.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Wednesday, April 24, 2013.

Investor Contact:	Jason VanWees
(805) 373-4542

Media Contact:	Robyn McGowan
(805) 373-4540

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED
MARCH 31, 2013 AND APRIL 1, 2012
(Unaudited, - in millions, except per share amounts)

	First Quarter	First Quarter
	2013	2012
Net sales	$569.4	$494.0
Costs and expenses:
Costs of sales	365.4	328.1
Selling, general and administrative expenses	145.1	110.4
Total costs and expenses	510.5	438.5
Income before other expense and income taxes	58.9	55.5
Other expense, net	(0.5)	(0.4)
Interest and debt expense, net	(5.4)	(4.0)
Income before income taxes	53.0	51.1
Provision for income taxes	13.2	15.5
Net income	39.8	35.6
Add: net loss attributable to noncontrolling interest	0.6	0.1
Net income attributable to Teledyne	$40.4	$35.7

Diluted earnings per common share	$1.07	$0.96
Weighted average diluted common shares outstanding	37.8	37.2
TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THREE MONTHS ENDED
MARCH 31, 2013 AND APRIL 1, 2012
(Unaudited, - in millions)

	First Quarter	First Quarter
	2013	2012	% Change
Net sales:
Instrumentation	$221.2	$160.6	37.7%
Digital Imaging	102.4	94.2	8.7%
Aerospace and Defense Electronics	174.6	164.8	5.9%
Engineered Systems	71.2	74.4	(4.3)%
Total net sales	$569.4	$494.0	15.3%
Operating profit and other segment income:
Instrumentation	$35.0	$31.6	10.8%
Digital Imaging	5.2	4.3	20.9%
Aerospace and Defense Electronics	21.8	22.9	(4.8)%
Engineered Systems	6.4	6.2	3.2%
Segment operating profit and other segment income	68.4	65.0	5.2%
Corporate expense	(9.5)	(9.5)	—%
Other expense, net	(0.5)	(0.4)	25.0%
Interest and debt expense, net	(5.4)	(4.0)	35.0%
Income before income taxes	53.0	51.1	3.7%
Provision for income taxes	13.2	15.5	(14.8)%
Net income	39.8	35.6	11.8%
Add: net loss attributable to noncontrolling interest	0.6	0.1	500.0%
Net income attributable to Teledyne	$40.4	$35.7	13.2%

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Current period unaudited – in millions)

	March 31, 2013	December 30, 2012
ASSETS
Cash and cash equivalents	$49.0	$45.8
Accounts receivable, net	372.1	350.3
Inventories, net	304.5	281.2
Deferred income taxes, net	33.7	39.8
Prepaid expenses and other assets	34.5	27.7
Total current assets	793.8	744.8
Property, plant and equipment, net	351.2	349.5
Goodwill and acquired intangible assets, net	1,294.9	1,255.9
Other assets, net	90.5	56.2
Total assets	$2,530.4	$2,406.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$160.0	$148.6
Accrued liabilities	232.9	256.7
Current portion of long-term debt and capital leases	3.7	2.0
Total current liabilities	396.6	407.3
Long-term debt and capital lease obligations	695.0	556.2
Other long-term liabilities	205.3	239.5
Total liabilities	1,296.9	1,203.0
Total stockholders’ equity	1,233.5	1,203.4
Total liabilities and stockholders’ equity	$2,530.4	$2,406.4